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Press Release

Release Date:	April 29, 2022 At 4:30 p.m. EST	Contact:	Jack E. Rothkopf Chief Financial Officer (215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2022 RESULTS

Philadelphia, Pennsylvania (April 29, 2022) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported a net loss of $6.5 million, or ($0.84) per basic and diluted share, for the quarter ended March 31, 2022 as compared to net income of $1.7 million, or $0.22 per basic share and $0.21 per diluted share, for the same quarter in fiscal 2021. For the six months ended March 31, 2022, the Company reported a net loss of $4.7 million, or ($0.60) per basic and diluted share as compared to net income of $3.6 million, or $0.44 per basic and diluted share, for the same period in fiscal 2021. The losses incurred for the fiscal 2022 periods were attributable to the previously disclosed litigation settlements described below as well as expenses incurred in conjunction with the pending merger with Fulton Financial Corporation (“Fulton”) announced on March 2, 2022. Operating net income (a non-GAAP measure; see “Non-GAAP Measures Disclosures”) of $1.7 million and $3.6 million, respectively, for the three and six month periods ended March 31, 2022 was substantially the same as the comparable periods in fiscal 2021.

Dennis Pollack, President and CEO, commented, “We are glad to have settled this long-lasting litigation but more importantly, we are very pleased to join with a strong partner like Fulton that shares our commitment to community banking. We both have a history of placing the customer first and working to improve the lives of persons in the communities we serve. Prudential is excited to be able to offer our customers and communities a broader array of products and services.”

Net Interest Income:

Although average interest-earning assets declined by $125.6 million for the three months ended March 31, 2022 as compared to the same period in 2021, net interest income for the second quarter of fiscal 2022 amounted to $5.7 million, decreasing by only $37,000 as compared to the same period in fiscal 2021. The $673,000 decrease in interest income was offset almost completely by a decrease of $636,000 in interest paid on deposits and borrowings. The weighted average cost of borrowings and deposits decreased 7 basis points to 1.45% for the quarter ended March 31, 2022 from 1.52% for the same period in fiscal 2021 due to decreases in market rates of interest prior to March 2022 which affected both deposit and borrowing costs. Although the weighted average yield on interest-earning assets increased during the quarter ended March 31, 2022, the decrease in earning asset balances led to an overall decline in interest income. The weighted average yield on our interest-earning assets increased by 16 basis points, to 3.61% for the quarter ended March 31, 2022 from the comparable period in fiscal 2021 primarily due to the change in investment securities mix as paydowns of investment securities were primarily applicable to lower yielding amortizing securities.

Average interest-earning assets declined by $113.4 million for the six months ended March 31, 2022 as compared to the same period in fiscal 2021. However, due to relative shifts in yields earned and rates paid which offset such decline in part, net interest income was $11.6 million, increasing by $209,000 as compared to the same period in fiscal 2021. The increase was due to a $1.3 million, or 17.2%, decrease in interest paid on deposits and borrowings partially offset by a decrease of $1.1 million, or 5.9%, in interest income. The decrease in interest income was primarily due to the decrease in the weighted average balance of interest-earning assets. The weighted average cost of borrowings and deposits decreased to 1.45% during the six months ended March 31, 2022 from 1.55% during the comparable period in fiscal 2021 primarily due to decreases in market rates of interest until recently.

For the three and six months ended March 31, 2022, the net interest margin was 2.33% and 2.32%, respectively, compared to 2.08% and 2.05%, respectively, for the same periods in fiscal 2021. The margin improvement experienced in the fiscal 2022 periods in large part reflected the more rapid decline in interest-bearing liability costs compared to asset yields in response to the declining interest rate environment that was in effect through most of the fiscal 2022 periods.

Non-Interest Income:

Non-interest income amounted to $287,000 and $657,000 for the three and six month periods ended March 31, 2022, respectively, compared to $575,000 and $1.1 million, respectively, for the comparable periods in fiscal 2021. The higher level of income in the fiscal 2021 periods was attributable to favorable valuations of certain interest rate swap participation agreements during fiscal 2021 compared to the fiscal 2022 periods in which losses were recognized such instruments due to the shift in interest rates.

Non-Interest Expenses:

For the three and six month periods ended March 31, 2022, non-interest expense increased $7.1 million or 163.4% and $7.2 million or 85.4%, respectively, compared to the same periods in the prior fiscal year. Non-interest expense increased in both of the fiscal 2022 periods primarily due to the increases in litigation, merger and professional services expenses associated with the previously disclosed litigation settlements and the announced proposed merger with Fulton.

As previously disclosed, in March 2016, Island View Properties, Inc. t/a Island View Crossing II and Renato J. Gualtieri (“Plaintiffs”) filed a lender liability action against Prudential Bank in the Court of Common Pleas of Philadelphia County (the “CCP Action”). In its complaint, Plaintiffs sought the amount of $27 million in damages. In 2017, Plaintiff Island View Crossing II filed a petition for Chapter 11 bankruptcy and in July 2017, Prudential Bank removed the CCP Action (the “Removed Action”) to the U.S. Bankruptcy Court, Eastern District of Pennsylvania (the “Bankruptcy Court”). The Bankruptcy Court remanded Plaintiff Gualtieri’s claim to the Court of Common Pleas in 2019 due to a lack of jurisdiction over Mr. Gualtieri (the “Remanded Litigation”).

Prudential Bank and the Chapter 11 Trustee entered into a settlement agreement as of February 28, 2022 (the “Settlement Agreement”) pursuant to which the parties to the Removed Action agreed to settle the Removed Action. The primary terms of the Settlement Agreement include that Prudential Bank (i) make a payment of $8.3 million into escrow for the benefit of the Island View bankruptcy estate, (ii) deem satisfied the mortgages on three properties (one with a carrying value of $1.3 million; the other two properties had already become other real estate owned) and (iii) agreed to subordinate its unsecured claim to the claims of all other unsecured creditors of the Island View debtor estate. The Bankruptcy Court approved the Settlement Agreement by an order dated March 17, 2022, which order became final and non-appealable on March 31, 2022.

On February 25, 2022, Prudential Bank entered into a settlement agreement and release (the “CCP Settlement”) with Mr. Gualtieri and the various related individuals and entities set forth in the CCP Settlement (collectively, the “CCP Parties”). In the CCP Settlement, the CCP Parties agreed, among other things, to discontinue, with prejudice, all pending actions against Prudential Bank, including the Remanded Litigation. In addition, Prudential Bank agreed to release three mortgages securing outstanding loans related to the CCP Parties with an aggregate carrying value of approximately $2.0 million. The CCP Settlement is final and is not subject to any review by the Court of Common Pleas and all the pending actions have been discontinued with prejudice.

Income Taxes:

For the three month and six-month periods ended March 31, 2022, the Company recorded a tax benefit of $1.9 million and $1.6 million, respectively, compared to income tax expense of $235,000 and $521,000 for the same periods in fiscal 2021. The recognition of tax benefits for the three and six month periods in fiscal 2022 was commensurate with the losses incurred for those periods.

Balance Sheet:

Total assets decreased by $91.5 million to approximately $1.0 billion at March 31, 2022 from September 30, 2021. Net loans receivable decreased $67.7 million to $550.5 million at March 31, 2022 from $618.2 million at September 30, 2021. The decrease was primarily related to paydowns in construction and land development loans and one-to-four residential mortgage family loans, partially offset by increases in commercial business loans. The investment securities portfolio decreased from September 30, 2021 to March 31, 2022 by $10.2 million to $315.8 million primarily as a result of paydowns of securities, while cash and cash equivalents decreased by $12.8 million.

Total liabilities decreased by $81.2 million between September 30, 2021 and March 31, 2022 to $888.8 million due primarily to a $40.7 million decrease in deposits and a $25.2 decrease in borrowings. At March 31, 2022, the Company had FHLB advances outstanding of $206.8 million, as compared to $232.0 million at September 30, 2021 as the Company allowed higher costing FHLB borrowings as well as certificates of deposit to run-off as they matured in order to reduce its cost of funds. All of the FHLB borrowings outstanding at March 31, 2022 had maturities of less than three years.

Total stockholders’ equity decreased by $10.3 million to $120.1 million at March 31, 2022 from $130.4 million at September 30, 2021. The decrease was primarily due to unrealized losses in the investment portfolio of $13.5 million. These unrealized losses were due to the increase in interest rates during the latter part of the March 2022 quarter. The decline also reflected the effects of the litigation settlements described above which were the primary cause of the $4.7 million loss experienced for the six months ended March 31, 2022. The decrease in stockholders’ equity also reflected the effect of dividend payments totaling $1.1 million during the six months ended March 31, 2022. Partially offsetting the decrease were unrealized gains of $8.8 million in the interest rate swap participation agreement portfolio.

Asset Quality:

At March 31, 2022, the Company’s non-performing assets totaled $8.2 million or 0.8% of total assets as compared to $12.5 million or 1.1% of total assets at September 30, 2021. The decline reflected the effects of the litigation settlements described above. Non-performing assets at March 31, 2022 included two construction loans aggregating $2.0 million, 16 one-to-four family residential mortgage loans aggregating $2.4 million and two pieces of other real estate owned that related to two non-performing construction loans aggregating $3.8 million that were foreclosed during the third quarter of fiscal 2021 (and are part of the Island View borrowing relationship which was the subject of the above described litigation). At March 31, 2022, the Company had two loans totaling $692,000 that were classified as troubled debt restructurings (“TDRs”). The two TDRs are on non-accrual and consist of loans secured by two single-family residential properties. Both TDRs are performing in accordance with the restructured terms.

The Company recorded a provision for loan losses of $2.9 million for the three and six months ended March 31, 2022 compared to no provision for loan losses in either of the same periods in fiscal 2021. During the three and six months ending March 31, 2022, the Company recorded eight charge offs totaling $3.5 million while during the same periods the Company recorded recoveries aggregating $7,000 and $8,000, respectively. During the three and six months ending March 31, 2021, the Company recorded no charge offs while during the same periods the Company recorded recoveries aggregating $15,000 and $51,000, respectively. The preponderance of the charge-offs during the quarter ended March 31, 2022 were attributable to the previously disclosed litigation settlements.

The allowance for loan losses totaled $7.9 million, or 1.4% of total loans, and 182.8% of total non-performing loans at March 31, 2022 as compared to $8.5 million, or 1.4% of total loans and 101.6% of total non-performing loans at September 30, 2021. The Company believes that the allowance for loan losses at March 31, 2022 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. Prudential Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one is in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “projects,” the negative of these terms and other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of the Company with respect to the proposed merger (the “Merger”) with and into Fulton pursuant to the Agreement and Plan of Merger dated March 1, 2022 (the “Merger Agreement”), the strategic and financial benefits of the Merger, including the expected impact of the Merger on the Company’s future financial performance pending the completion of the Merger, and the timing of the closing of the Merger.

Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, the statements are based on current beliefs, expectations and assumptions regarding the future of the Company’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Company undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements contained in this press release are subject to, among others, the following risks, uncertainties and assumptions:

•

The possibility that the anticipated benefits of the Merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or challenges arising from, the integration of the Company into Fulton or as a result of the strength of the economy, competitive factors in the areas where the Company and Fulton do business, or as a result of other unexpected factors or events;

•

The timing and completion of the Merger is dependent on the satisfaction of customary closing conditions, including approval by the Company shareholders, which cannot be assured and various other factors that cannot be predicted with precision at this point;

•	The occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;
•

Completion of the Merger is subject to bank regulatory approvals and such approvals may not be obtained in a timely manner or at all or may be subject to conditions which may cause additional significant expense or delay the consummation of the Merger;

•	Potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;
•	The outcome of any legal proceedings related to the Merger which may be instituted against Fulton or the Company;
•

Unanticipated challenges or delays in the integration of the Company’s business into Fulton’s business and or the conversion of the Company’s operating systems and customer data onto Fulton’s may significantly increase the expense associated with the Merger; and

•	Other factors that may affect future results of the Company and Fulton.

In addition to the foregoing and the factors identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the on-going COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic; competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

These forward-looking statements are also subject to the principal risks and uncertainties applicable to the Company’s business and activities generally that are disclosed in the Company’s Annual Report on Form 10-K, as amended, for its fiscal year ended September 30, 2021, in Item 1A of the Company’s Quarterly Reports on Form 10-Q filed this fiscal year and in other documents the Company files with the Securities and Exchange Commission (“SEC”). The Company’s SEC filings are accessible on the SEC website at www.sec.gov.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

Additional Information About the Proposed Merger and Where to Find It

Fulton has filed a registration statement with the SEC under the Securities Act of 1933, as amended, which includes a preliminary proxy statement/prospectus and other relevant documents in connection with the proposed Merger. THE COMPANY SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO IT, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The proxy statement/prospectus (when it becomes available) and any other documents Fulton has filed and will file with the SEC may be obtained free of charge at the SEC’s website (www.sec.gov). In addition, copies of the documents the Company has filed or will file with the SEC may be obtained free of charge on the Company’s website at www.psbanker.com or by contacting Jack Rothkopf, Chief Financial Officer, the Company Bancorp, Inc., 1834 West Oregon Avenue, Philadelphia, PA 19145.

Participants in the Transaction

The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies in favor of the proposed Merger from the shareholders of the Company. Information regarding the directors and executive officers of the Company is available in its Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed with the SEC on December 17, 2021, as amended on January 28, 2022. Other information regarding the participants, including the interests, by security holdings or otherwise, of such participants, will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus that meets the requirements of Section 10 of the Securities Act of 1933, as amended.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2022	2021
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,008,969	$1,100,468
Cash and cash equivalents	69,869	82,698
Investment and mortgage-backed securities:
Held-to-maturity	18,653	20,074
Available-for-sale	297,170	305,947
Loans receivable, net	550,502	618,206
Goodwill and intangible assets	6,307	6,348
Deposits	670,776	711,515
FHLB advances	206,793	232,025
Non-performing loans	4,335	8,379
Non-performing assets	8,163	12,488
Stockholders’ equity	120,130	130,456
Common stock outstanding (shares)	7,776,287	7,769,387
Full-service offices	10	10

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2022	2021	2022	2021
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$8,792	$9,465	$18,031	$19,154
Total interest expense	3,104	3,740	6,414	7,746
Net interest income	5,688	5,725	11,617	11,408
Provision for loan losses	2,900	--	2,900	--
Net interest income after provision for loan losses	2,788	5,725	8,717	11,408
Total non-interest income	287	575	657	1,112
Total non-interest expense	11,456	4,350	15,663	8,448
(Loss) income before income tax expense (benefit)	(8,381)	1,950	(6,289)	4,072
Income tax (benefit) expense	(1,866)	235	(1,612)	521
Net (loss) income	$(6,515)	$1,715	$(4,677)	$3,551
Basic earnings per share	$(0.84)	$0.22	$(0.60)	$0.44
Diluted earnings per share	$(0.84)	$0.21	$(0.60)	$0.44
Dividends paid per common share	$0.07	$0.07	$0.14	$0.14

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.61%	3.45%	3.61%	3.44%
Average rate paid on interest-bearing liabilities	1.45%	1.52%	1.45%	1.55%
Average interest rate spread (2)	2.16%	1.93%	2.15%	1.89%
Net interest margin (2)	2.33%	2.08%	2.32%	2.05%
Average interest-earning assets to average interest-bearing liabilities	113.97%	111.32%	113.31%	111.63%
Net interest income after provision for loan losses to non-interest expense	24.34%	131.59%	55.65%	135.04%
Total non-interest expense to total average assets	4.38%	1.47%	2.94%	1.43%
Efficiency ratio(3)	191.73%	69.06%	127.61%	67.48%
Return on average assets	(2.49)%	0.58%	(0.88)%	0.60%
Return on average equity	(20.48)%	5.24%	(7.22)%	5.42%
Average equity to average total assets	12.15%	11.07%	12.17%	11.06%

	At or for the Three Months Ended March 31,		At or for Six Months Ended March 31,
	2022	2021	2022	2021
Asset Quality Ratios(4)
Non-performing loans as a percentage of loans receivable, net(5)	0.79%	2.10%	0.79%	2.10%
Non-performing assets as a percentage of total assets(6)	0.81%	1.08%	0.81%	1.08%
Allowance for loan losses as a percentage of total loans	1.42%	1.33%	1.42%	1.33%
Allowance for loan losses as a percentage of total non-performing loans	182.75%	64.00%	182.75%	64.00%
Net charge-offs (recoveries) to average loans receivable	2.45%	(0.03)%	0.01%	(0.11)%

Capital Ratios(6)
Tier 1 leverage ratio
Company	11.60%	10.67%	11.60%	10.57%
Bank	11.44%	10.49%	11.44%	10.42%
Tier 1 common risk-based capital ratio
Company	17.32%	16.85%	17.32%	16.85%
Bank	17.07%	16.55%	17.07%	16.55%
Tier 1 risk-based capital ratio
Company	17.32%	16.85%	17.32%	16.85%
Bank	17.07%	16.55%	17.07%	16.55%
Total risk-based capital ratio
Company	18.53%	18.04%	18.53%	18.04%
Bank	18.28%	17.74%	18.28%	17.74%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)

Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)

Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings (“TDRs”) due to being recently restructured. TDRs are initially placed on non-accrual in connection with such restructuring and remain on non-accrual until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(6)

The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company. The Company’s regulatory capital ratios are provided for informational purposes only.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and operating net income (a non-GAAP measure which excludes the effects of the merger-related expenses and the one-time cash payments and related loan charge-offs related to the previously disclosed litigation settlements; management believes many investors desire to evaluate net income without regard to such expenses:

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2022	2021	2022	2021
	(Dollars in Thousands)

(Loss) income before income taxes	$(8,381)	$1,950	$(6,289)	$4,072
Income tax (benefit) expense	(1,866)	235	(1,612)	521
Net (loss) income	(6,515)	1,715	(4,677)	3,551
One time litigation settlement expense (net of tax)	7,528	--	7,528	--
Merger-related expense (net of tax)	669	--	739	--
Operating net income	$1,682	$1,715	$3,590	$3,551